SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:       Orbitex Life Sciences & Biotechnology Fund, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                                 410 Park Avenue
                            New York, New York 10022

Telephone Number (including area code): (212) 891-7900

Name and address of agent for service of process:

                          M. Fyzul Khan, Legal Counsel
                            Orbitex Management, Inc.
                           410 Park Avenue, 18th Floor
                            New York, New York 10022

                                   copies to:

      Max Berueffy, Esq.               Leonard B. Mackey, Jr., Esq.
      American Data Services, Inc.     Clifford Chance Rogers & Wells LLP
      150 Motor Parkway                200 Park Avenue
      Hauppauge, NY 11788-0132         New York, New York 10166

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

[GRAPHIC OMITTED]     Yes  |X|                  No  |_|

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                                    SIGNATURE

            Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 10th day of April, 2000.

[SEAL]

                                    ORBITEX LIFE SCIENCES & AND
                                    BIOTECHNOLOGY FUND, INC.


Attest:                             By:____________________________________
                                       M. Fyzul Khan, Vice President


______________________________
      Catherine McCabe,
     Assistant Secretary